Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Aprimo, Inc.

Year Ended December 31, 2010

With Report of Independent Auditors

Aprimo, Inc.

Consolidated Financial Statements

Year Ended December 31, 2010

Report of Independent Auditors

The Board of Directors

Aprimo, Inc.

We have audited the accompanying consolidated balance sheet of Aprimo, Inc. for the year ended December 31, 2010, and the related consolidated statements of operations, convertible redeemable preferred stock and shareholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aprimo, Inc. at December 31, 2010, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 18, 2011

Aprimo, Inc.

Consolidated Balance Sheet

(In Thousands)

December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$23,035
Short-term investments	1,770
Accounts receivable, net of allowance for doubtful accounts of $575 at December 31, 2010	23,315
Prepaid commissons	3,763
Prepaid expenses and other current assets	6,622

Total current assets	58,505
Property and equipment, net	4,714
Goodwill	12,827
Intangible assets, net	373
Other assets	4,973

Total assets	$81,392

Liabilities, convertible redeemable preferred stock, and shareholders’ deficit
Current liabilities:
Accounts payable	$1,444
Accrued expenses	4,215
Deferred revenue	52,603

Total current liabilities	58,262
Long-term deferred revenue	681
Warrant liability	3,273
Other long-term liabilities	1,587

Total liabilities	63,803
Commitments and contingencies
Convertible redeemable preferred stock:
$0.001 par value; 50,000,000 shares authorized;
9,803,920 Series B shares issued and outstanding as of December 31, 2010	15,000
13,982,282 Series A2 shares issued and outstanding as of December 31, 2010	14,500
9,480,175 Series A1 shares issued and outstanding as of December 31, 2010	11,945
9,708,737 Series A shares issued and outstanding as of December 31, 2010	20,000
Shareholders’ deficit:
Common stock, $0.001 par value; 125,000,000 shares authorized; 40,777,634 shares issued and 40,413,117 shares outstanding at December 31, 2010	40
Treasury stock, 611,812 shares at cost at December 31, 2010	(1,399)
Additional paid-in capital	23,564
Accumulated other comprehensive loss	(665)
Accumulated deficit	(65,396)

Total shareholders’ deficit	(43,856)

Total liabilities, convertible redeemable preferred stock, and shareholders’ deficit	$81,392

See notes to consolidated financial statements.

Aprimo, Inc.

Consolidated Statement of Operations

(In Thousands)

Year Ended December 31, 2010

Revenue:
Recurring	$49,573
Professional services	25,750
Perpetual software	4,611

Total revenue	79,934
Cost of revenue:
Recurring	9,906
Professional services	16,976
Perpetual software	10

Total cost of revenue	26,892

Gross profit	53,042
Operating expenses:
Selling, general and administrative	37,680
Research and development	12,176

Total operating expenses	49,856

Income from operations	3,186
Other expense, net	(4,713)

Net loss before income taxes	(1,527)
Income tax expense	133

Net loss	$(1,660)

See notes to consolidated financial statements.

Aprimo, Inc.

Consolidated Statement of Convertible Redeemable Preferred Stock and Shareholders’ Deficit

(In Thousands, Except Share and Per Share Data)

					Treasury Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Deficit
	Redeemable
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2009	42,975,114	$61,445	40,220,140	$40	$(124)	$19,174	$(495)	$(63,736)	$(45,141)
Stock compensation	—	—	—	—	—	2,927	—	—	2,927
Treasury stock repurchases	—	—	(533,567)	—	(1,275)	—	—	—	(1,275)
Exercise of warrants	—	—	392,254	—	—	1,359	—	—	1,359
Exercise of stock options/awards	—	—	334,290	—	—	104	—	—	104
Comprehensive loss:
Net income	—	—	—	—	—	—	—	(1,660)	(1,660)
Foreign currency translation adjustment	—	—	—	—	—	—	(170)	—	(170)

Total comprehensive loss	—	—	—	—	—	—	—	—	(1,830)

Balance at December 31, 2010	42,975,114	$61,445	40,413,117	$40	$(1,399)	$23,564	$(665)	$(65,396)	$(43,856)

See notes to consolidated financial statements.

Aprimo, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

Year Ended December 31, 2010

Operating activities
Net loss	$(1,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,185
Loss on disposal of assets	4
Stock-based compensation	2,927
Fair value adjustment of warrants	3,037
Changes in operating assets and liabilities:
Accounts receivable, net	(1,447)
Prepaid expenses and other assets	1,412
Accounts payable	882
Accrued expenses and compensation liabilities	(3,593)
Deferred revenue	4,885

Net cash provided by operating activities	9,632
Investing activities
Purchases of property and equipment	(2,270)
Purchases of investments	(3,260)
Proceeds from sale and maturities of investments	5,410

Net cash used in investing activities	(120)
Financing activities
Principal payments under capital lease obligations	(329)
Proceeds from stock options exercised	104
Repurchase of treasury stock	(1,275)
Proceeds from warrants exercised	494

Net cash used in financing activities	(1,006)
Effect of exchange rate on cash	37

Net increase in cash and cash equivalents	8,543
Cash and cash equivalents at beginning of year	14,492

Cash and cash equivalents at end of year	$23,035

See notes to consolidated financial statements.

Aprimo, Inc.

Notes to Consolidated Financial Statements

December 31, 2010

1. The Company and Significant Accounting Policies

The Company

Aprimo, Inc., along with its subsidiaries (collectively referred to herein as the “Company”), is a leading provider of integrated marketing software and services that enable business to consumer (B2C) and business to business (B2B) marketers to successfully navigate the changing role of marketing by taking control of budget and spend, eliminating internal silos with streamlined workflows, and executing innovative multi-channel campaigns to drive measureable return on investment. The Company provides its solutions primarily to large enterprises and medium-sized businesses worldwide. The Company was founded in July 1998 and is headquartered in Indianapolis, Indiana. The Company has foreign subsidiaries in Australia, Germany, France, the Netherlands, and the United Kingdom. The Company has evaluated all subsequent events through February 18, 2011, the issuance date of its consolidated financial statements.

On December 22, 2010, the Company entered into an agreement to be acquired by Teradata Corporation (Teradata) for approximately $525 million. The transaction closed on January 21, 2011, and the Company is now a wholly owned subsidiary of Teradata. The Company will be integrated into Teradata’s operations and will continue to market its products and services under the name Aprimo. The Company will support the strategy of Teradata’s analytic and applications business, including development, marketing, sales, and services going forward.

Basis of Presentation

The consolidated financial statements include the Company’s wholly owned subsidiaries’ accounts and have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). All significant intercompany balances and transactions are eliminated upon consolidation.

Revenue Recognition

The Company derives its revenue from the licensing of its software, providing customer support and maintenance services, hosting of its software for customers, and performing professional services comprising implementation, installation, and training services. Revenue is recognized when all of the criteria outlined below have been met. If the Company determines that any of these criteria are not met, revenue is deferred until such time as all of the criteria are met.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

•	There is persuasive evidence of an agreement, typically in the form of written contracts.

•

Delivery of the software has occurred, either through delivery of physical media or by granting the customer the right to obtain the software through electronic delivery and no substantive customer acceptance provisions exist.

•	The fee is fixed and determinable and free of contingencies and is payable within normal payment terms not to exceed one year.

•	Collection of the fees is considered probable based on the creditworthiness of the customer.

The recognition of revenue related to software licenses is determined by the nature of the contractual agreement.

In cases where the contract requires the software to be hosted by the Company and provided via an on-demand arrangement, the software is considered a subscription. If the license is of limited life and does not require the customer to host the software with the Company, the software is considered a term license. In both types of these arrangements, the Company has not established vendor-specific objective evidence (VSOE) of the fair value of the individual or combined elements. As a result, the arrangement is determined to be a subscription and revenues are recognized over the term of the agreement as a service. If the Company provides professional services related to the initial implementation of such subscriptions, the revenue related to the entire arrangement, including the initial professional services, is deferred until such services are essentially completed. Upon completion of the professional services, the entire arrangement is recognized ratably over the remaining contractual term of the license. If the Company does not provide any or provides only insignificant professional services, all revenue is recognized over the contractual term of the arrangement.

Maintenance services are either provided via a separate element of a perpetual software arrangement or through a subscription. In a subscription arrangement, the revenue associated with maintenance services is bundled with the software and recognized as part of the subscription as described above. In a perpetual license arrangement, the Company has historically determined VSOE of fair value of related maintenance services by evaluating the sales of maintenance on a stand-alone basis as evidenced by the renewal value of such services in relation to the value of the software. To determine VSOE of fair value of maintenance services

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

on perpetual license arrangements, the maintenance renewal amount, as a percentage of the underlying software contract value, predominantly falls within 15% of either side of the mid-point of a narrow range of renewal pricing.

Hosting services are provided to some, but not all, of the Company’s customers. If hosting is a component of the customer subscription arrangement, revenues are recognized as part of the subscription as described above. In addition, hosting services may be provided as a separate element of a customer arrangement in a manner such that customers have the right to take possession of the Company’s software at any time during the hosting period. The customer’s rights to the software in these circumstances are not dependent on additional software payments or significant penalties. When hosting is a separate accounting element of an arrangement that includes a perpetual license, VSOE of the fair value of hosting services is determined by comparing the value of such services upon renewal on a stand-alone basis to the original contractual value. These hosting services are recognized ratably over their contractual terms.

The Company provides the Extended Services Program (ESP) to customers at flat monthly hour offerings over a subscription period. These subscription services include telephone or online support for training, monthly status calls, and technical advisory services. If ESP subscriptions are a component of the customer subscription arrangement, revenues are recognized as part of the subscription. VSOE of the fair value of ESP subscriptions is determined by evaluating the close adherence to the standard hourly rate card for ESP subscriptions that are sold on a stand-alone basis. ESP services are recognized ratably over their contractual terms.

Due to the recurring nature of software subscriptions, maintenance, hosting services, and ESP subscriptions, the Company presents the revenues associated with these services as one caption in the consolidated financial statements.

If the agreement provides the customer with a perpetual right to use the software, license revenue is recognized upon delivery of the software using the residual method. Under the residual method, the Company allocates the total arrangement fee to the individual elements and estimates the fair value of each undelivered element, which can include maintenance, hosting, and professional services. Revenue is allocated to each undelivered element based upon its fair value. In cases in which the Company also performs professional services that include significant implementation services, customizations that are essential to that customer’s functionality, milestones, or license fees subject to the performance of the professional services, revenues are recognized using contract accounting. Under contract accounting, the Company applies the

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

percentage-of-completion method based either on contractual milestones or hours of input depending on the specifics of the contract. Estimates of the percentage of completion are subject to change as the arrangement progresses. The Company accounts for such changes at the time those changes are determined.

Perpetual license revenue is presented as a separate caption as this revenue does not recur, is not a service, and is not a subscription.

Professional services are typically provided to customers on a time-and-materials basis and include implementation, training, and configuration services related to the Company’s software products. The value of professional services is priced according to a standard rate card. VSOE of professional services is determined by evaluating the close adherence to the standard rate card for professional services that are sold on a stand-alone basis. The value of a contract that includes professional services will fluctuate according to the actual hours worked by the Company’s implementation and consulting employees and the actual incremental expenses incurred during the performance of the related professional services. Because the Company has established VSOE for professional services in perpetual arrangements, the revenue associated with these services is presented as a separate caption in the consolidated financial statements. The professional services revenue line also includes revenue from services that are performed related to a software subscription arrangement or are significant and essential to a term software license. These services also are deferred using the same rate card methodology and are recognized ratably over the contractual period of the related software subscription arrangement.

The Company classifies reimbursements received for out-of-pocket expenses incurred as professional services revenue and classifies the related costs as professional services cost of revenue. The amounts of reimbursed expenses included in professional services revenue and professional services cost of revenue was approximately $1.8 million for the year ended December 31, 2010.

Use of Estimates

The preparation of these consolidated financial statements, in conformity with GAAP, requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date, and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company reviews its estimates and assumptions. The Company’s estimates are based

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

on its historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates, judgments, and assumptions.

Allowance for Doubtful Accounts on Accounts Receivable

The Company bases its allowance for doubtful accounts on several factors, including overall customer credit quality, historical write-off experience, and specific account analysis that projects the ultimate collectability of the account. When it is determined that a customer is unlikely to pay, a charge is recorded to bad debt expense in the consolidated statement of operations and the allowance for doubtful accounts is increased. When it becomes certain that a customer cannot pay, the receivable is written off by removing the accounts receivable amount and reducing the allowance for doubtful accounts accordingly.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity from the date of purchase of 90 days or less to be cash equivalents. Cash and cash equivalents consist primarily of cash on deposit with banks, investment grade commercial paper, and high-quality money market instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of the assets, generally ranging from two to seven years. Amortization of website development costs is calculated using the straight-line method over the estimated useful life of the assets, generally not to exceed one year. The Company reports assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments as of the beginning of the lease term.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets associated with acquisition and is not subject to amortization. The Company reviews the carrying value of goodwill for impairment annually as of October 1 and whenever events or changes in circumstances indicate that the carrying value of goodwill may exceed its fair value. The

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

Company evaluates impairment by comparing the estimated fair value of its reporting unit to its carrying value. Based on the Company’s most recent assessment, there was no goodwill impairment.

Intangible Assets

Customer relationships are being amortized over the estimated life of the relationships, which range from three to six years. Technology intangible assets are being amortized over the estimated life of the technology, which ranges from two to three years. Noncompete assets are being amortized over the estimated life of the noncompete agreements, which is three years.

Long-Lived Assets

When events or circumstances indicate that the carrying amount of long-lived assets to be held and used or definitive lived intangible assets might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair values of the assets with their carrying amounts. Fair value is determined based on discounted cash flow or appraised values, as appropriate. Intangible assets are stated on the basis of cost and are being amortized by the straight-line method over the estimated future periods to be benefited. Management believes that, as of the balance sheet date presented, none of the Company’s long-lived assets, including intangible assets, were impaired.

Other Expense

Other expense includes the change in the fair value of our common and preferred stock warrants totaling $3.0 million, write-off of fees associated with our aborted initial public offering totaling $1.1 million, and miscellaneous other expenses that include foreign currency gains and losses and expenses associated with the sale of the Company to Teradata.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

Fair Value of Financial Instruments and Investments

The Company accounts for its financial instruments and investments using the fair value methodology outlined in the accounting standards codification. The accounting standard defines fair value for financial reporting as the exit price that would be received upon the sale of an asset or paid upon the transfer of a liability in an orderly transaction between market participants at the measurement date. The fair value measurement of the Company’s financial assets utilized assumptions categorized as observable inputs. Observable inputs are assumptions based on independent market data sources.

Valuation techniques used to measure fair value are required to maximize the use of observable inputs and minimize the use of unobservable inputs. The accounting guidance for fair value accounting describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•	Level 1 – Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

•

Level 2 – Fair value is based on quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 – Fair value is based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s judgment about the assumptions that a market participant would use in pricing the investment and are based on the best available information, some of which may be internally developed.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

The Company’s investments, which are comprised primarily of certificates of deposit, are a Level 1 investment based on the fair value hierarchy. The Company’s warrant liabilities are financial instruments that are Level 3 on the fair value hierarchy. See Note 2 for discussion of the Company’s investments and Note 12 for discussion of the warrant liabilities.

The carrying amounts for cash and cash equivalents approximate fair value because of the immediate or short-term maturity.

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and interest-bearing investments. Management believes the financial risks associated with these financial instruments are minimal.

Investments are made in accordance with the Company’s corporate investment policy, as approved by its Board of Directors. The primary objective of this policy is preservation of capital. The Company considers all highly liquid investments with maturities within 365 days as of the balance sheet date to be short-term investments and investments with maturities greater than 365 days as of the balance sheet date to be long-term investments. Long-term investments are included in other long-term assets in the consolidated balance sheet.

The Company classifies all investment securities as either held-to-maturity or available-for-sale at the date of purchase based on the Company’s ability and intent to hold individual securities until they mature. Available-for-sale fixed-income and equity securities are reported at their estimated fair value, with any unrealized gains and losses reported net of any related tax effects, as a component of accumulated other comprehensive income. Any change in the estimated fair value of available-for-sale investment securities during the period is reported as unrealized appreciation or depreciation, net of any related tax effects, in other comprehensive income. Held-to-maturity securities are carried at amortized cost. The Company’s investments were classified as held-to-maturity and were carried at amortized cost at December 31, 2010. The Company reviews all investments for reductions in fair value that are considered other-than-temporary. When such reductions occur, the cost of the investment is adjusted to fair value through other income (loss) on the consolidated statement of operations.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

Concentration of Credit Risk

No single customer accounted for more than 10% of the Company’s revenues for the year ended December 31, 2010. No single customer accounted for more than 10% of the Company’s accounts receivable balance at December 31, 2010. The Company evaluates the creditworthiness of its customers on a periodic basis and generally does not require collateral.

Stock-Based Compensation

The Company accounts for its stock-based compensation as expense related to the fair value of share-based compensation awards. For the year ended December 31, 2010, the Company recognized $2.9 million of stock-based compensation expense.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model. The assumption used for grants during 2010 is as follows:

Annualized dividend yield	— %
Risk-free rate of return, range	0.27 – 0.47
Expected option term (in years)	4.6
Expected volatility, range	42 – 59

The computation of expected volatility for the year ended December 31, 2010 is based on historical volatility rates of comparable companies. The interest rate for the year ended December 31, 2010 is based on the U.S. Treasury risk-free interest rate in effect at the time of grant with a maturity date consistent with the expected option terms. The computation of expected option terms for these periods is based on the average of the vesting term of the Company’s stock options, given an assumption of exercises occurring within one year from final vesting. The straight-line policy was elected for expensing options with graded vesting provisions.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

The following table summarizes the consolidated stock-based compensation expense by line items in the consolidated statement of operations for the year ended December 31, 2010 (in thousands):

Cost of revenues	$437
Sales and marketing	805
Research and development	431
General and administrative	1,254

Total stock-based compensation expense	$2,927

The fair value of stock options and awards granted by the Company in 2010 was $5.5 million. At December 31, 2010, the Company has $4.6 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock option plans that will be recognized during January 2011.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were approximately $722,000 for the year ended December 31, 2010.

Research and Development

Research and development expenditures are charged to operations as incurred. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2010, all research and development costs have been expensed.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

Foreign Currency Transactions

For the Company’s foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period-end exchange rates, and statement of operations items are translated at average exchange rates during the period. Such translation adjustments are recorded in aggregate as a component of shareholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) and are not material.

Comprehensive Loss

Other comprehensive income refers to revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders’ equity. The Company’s other comprehensive loss is comprised of foreign currency translation adjustments.

Income Taxes

Income taxes are accounted for under the liability method. Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” The Company records the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in the future periods) and “deferred tax liabilities” (generally items that the Company received a tax deduction for, which have not yet been recorded in the consolidated statement of operations). The deferred tax assets and liabilities are measured using enacted tax rules and laws that are expected to be in effect when the temporary differences are expected to be recovered or settled. The Company provides a valuation allowance to reduce deferred tax assets to an amount that is expected to be realized under the more-likely-than-not criteria.

Sabbatical Leave

The Company implemented its sabbatical leave program in 2008 and provides employees with additional time off based on achievement of certain employee anniversary dates. The Company accrues an estimated liability for sabbatical leave over the requisite service periods, as employee services are rendered. This resulted in $394,000 of expense for the year ended December 31, 2010.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

1. The Company and Significant Accounting Policies (continued)

Deferred Costs

The Company defers professional service costs that are essential to the licensed software in situations where the professional services and subscription arrangements are accounted for as a single unit of accounting. The professional service costs are deferred until such services are essentially completed. Upon completion of the professional services, the related costs are recognized ratably over the remaining contractual term of the subscription. The deferred cost is determined individually by contract for professional services on a quarterly basis. Total deferred cost as of December 31, 2010 was $8.5 million.

Commissions

The Company records the total amount of commissions earned for licensing of its software, maintenance, hosting, and professional services as expense when revenue recognition for that arrangement commences. The amount of commissions paid and not yet expensed is recorded as prepaid commissions in the consolidated balance sheet.

Recently Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued new guidance regarding the accounting for revenue arrangements with multiple deliverables. This new guidance provides principles for allocation of consideration among its multiple-elements, allowing more alternatives in identifying and accounting for separate deliverables under an arrangement. The guidance will eliminate the residual method of allocation and require use of the relative selling price method. The guidance also introduces the best estimate selling price for valuing the deliverables of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available and significantly expands related disclosure requirements. This guidance is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company expects to adopt this guidance, on a prospective basis, for applicable transactions originating or materially modified on or after January 1, 2011. The Company is currently evaluating the impact of adopting this standard.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

2. Investments

The Company classifies all investment securities as either held-to-maturity or available-for-sale at the date of purchase based on the Company’s ability and intent to hold individual securities until they mature.

The following table shows the carrying value, gross unrecognized holding gains and losses, and the estimated fair value of the Company’s held-to-maturity fixed-income security portfolio as of December 31, 2010:

	2010
	Carrying Value	Gross Unrecognized Holding Gains	Gross Unrecognized Holding Losses	Estimated Fair Value
Held-to-maturity
Certificates of deposit, maturity less than one year	$1,770	$—	$—	$1,770
Certificates of deposit, maturity between one and two years	490	—	2	492

Total held-to-maturity fixed-income securities	$2,260	$—	$2	$2,262

As of December 31, 2010, the Company did not have any held-to-maturity fixed-income securities that were considered to be other-than-temporarily impaired. The Company did not invest in any available-for-sale securities as of December 31, 2010.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

3. Property and Equipment

Property and equipment are summarized as follows:

	Estimated Useful Life	December 31 2010
		(In Thousands)
Computer equipment and software	3 years	$8,677
Furniture and fixtures	7 years	1,818
Office equipment	5 years	573
Tradeshow equipment	3 years	15
Leasehold improvements	2 – 7 years	51
Leased equipment under capital leases	3 years	1,038
Construction in progress	N/A	30

		12,202
Less accumulated depreciation		(7,488)

		$4,714

Depreciation expense for the year ended December 31, 2010 was $2.2 million.

4. Goodwill and Intangible Assets

Goodwill is not amortized but is subject to annual impairment tests. Goodwill that is deductible for tax purposes is minimal. Other intangible assets are amortized over their estimated useful lives.

Goodwill was recorded in connection with the acquisitions of Then Ltd in 2004 and DoubleClick EMS in 2005. The Company fully integrated the technology and operations into Aprimo’s product offerings subsequent to the acquisitions and has migrated related customers to its software. The Company examined its operating segments, noting that it currently has one segment and reporting unit for purposes of performing the annual impairment test.

The Company reviews goodwill annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may exceed its fair value. The Company conducted its annual impairment test as of October 1 and has determined that the fair value exceeds the carrying value. The Company used the guideline company and undiscounted cash flow methods to determine the fair value of the reporting unit.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

4. Goodwill and Intangible Assets (continued)

The following table includes information regarding the carrying values and related accumulated amortization of definite lived intangible assets as of December 31, 2010.

	Customer Relationships (1)	Developed Technology (2)	Total
	(In Thousands)
Gross intangible assets at December 31, 2010	$4,530	$1,710	$6,240
Accumulated amortization through December 31, 2010	(4,210)	(1,657)	(5,867)

Balance at December 31, 2010	$320	$53	$373

Amortization expense:
Year ended December 31, 2010	$698	$273	$971
Estimated amortization expense for the:
Year ended December 31, 2011	320	50	370
Year ended December 31, 2012	—	3	3

(1)	Customer relationships are amortized on a straight-line basis over a period of three to six years.
(2)	Developed technology is amortized on a straight-line basis over a period ranging from one to three years. This also includes website development costs and digital marketing asset for Aprimo, Inc. which is amortized on a straight-line basis over a period of three to five years.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

5. Debt

The Company has an existing line of credit with the bank of $10.0 million availability, subject to borrowing base requirements that mature on March 31, 2011. The borrowing base is determined based on eligible accounts receivable. The credit facility includes financial covenant requirements with a minimum revenue and adjusted quick ratio covenant. At December 31, 2010, the Company was in compliance with all of its financial covenants. Interest on the line of credit is payable monthly at a per annum rate equal to the greater of: (a) the prime rate plus 0.75% or (b) 5.0%. The interest rate in effect at December 31, 2010 was 5.0%. The Company pays a revolving line commitment fee of 0.25% per annum for the average unused borrowing availability under the line of credit. The revolving line commitment fee may be reduced to 0.125% per annum of the average unused line of credit for any period the Company maintains adjusted quick ratio thresholds as of the last day of the applicable testing month. At December 31, 2010, the Company had no amounts outstanding under the line of credit.

There were no borrowings on the line of credit during the year ended December 31, 2010, thus no interest expense during this period.

6. Lease Arrangements

The Company leases its headquartered office space in Indianapolis, IN, under an operating lease that expires in August 2016. The Company also has material operating leases for office space in Morrisville, North Carolina, London, England, and Birmingham, England, which will expire in March 2015, December 2011, and July 2016, respectively. The Company expenses rent on a straight-line basis over the life of the corresponding lease.

In 2009, the Company entered into two capitalized lease obligations for computer equipment totaling $989,000. In 2010, the Company entered into an additional capitalized lease obligation for computer equipment totaling $49,000. The carrying value of the capital leases at December 31, 2010 is $639,000 net of accumulation amortization. The leases expire in July 2012. Amortization of the equipment associated with the capital leases is included in depreciation expense. The lease obligations are collateralized by the related assets.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

6. Lease Arrangements (continued)

Annual future minimum lease payments excluding executory costs as of December 31, 2010 are as follows:

	Capital Leases	Operating Leases
	(In Thousands)
Year Ended
2011	$373	$1,530
2012	307	1,370
2013	—	1,383
2014	—	1,379
2015	—	1,342
Thereafter	—	772

Total	680	$7,776

Less amount representing interest	(32)

Present value of net minimum lease payments	$648

Executory costs associated with the capital lease arrangements will be approximately $129,000 and $107,000 in 2011 and 2012, respectively.

Rent expense was approximately $1.3 million for the year ended December 31, 2010.

In connection with the Company’s primary office space lease, the Company has provided a letter of credit to the landlord in the amount of $500,000 as security for all of the Company’s obligations under the terms of the lease. The letter of credit shall be renewed annually and shall not expire less than 90 days after the expiration or earlier termination of the lease. This letter of credit reduces the Company’s availability under its line of credit.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

7. Income Taxes

The components of income (loss) before income taxes by tax jurisdiction were as follows:

December 31 2010
(In Thousands)
United States	$(1,937)
Foreign	410

Loss before income taxes	$(1,527)

The following is a summary of the Company’s income tax expense (benefit):

December 31 2010
(In Thousands)
Current:
Federal	$(43)
State	48
Foreign	128

Total current expense	133
Deferred:
Federal	—
State	—
Foreign	—

Total deferred expense	—

Total income tax expense	$133

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

The difference between the actual expense and the federal statutory (benefit) expense was as follows:

December 31 2010
(In Thousands)
Tax at federal statutory rate	$(519)
Foreign rate differential	68
Credits	(492)
Permanent differences	2,065
Other	(19)
Valuation allowance	(970)

Income tax expense	$133

At December 31, 2010, the Company had domestic net operating loss carryforwards, including acquired net operating loss carryforwards, of approximately $49.6 million and research and development credit carryforwards of $5.3 million available to offset future taxable income for federal and state income tax purposes. Carryforwards generated prior to the completion of the issuance of the Series A Preferred Shares, Series A1 Preferred Shares, Series A2 Preferred Shares, and/or the Series B Preferred Shares may be limited under Internal Revenue Code Section 382 as to annual usage. Carryforwards of approximately $10.4 million received in the DoubleClick EMS acquisition are subject to a separate limit as to annual usage and have been subjected to a full valuation allowance. The carryforwards will expire beginning 2019.

At December 31, 2010, the Company had available net operating losses for UK purposes of $21.5 million, which are acquired net operating loss carryforwards received from DoubleClick Campaign Management Limited. The DoubleClick Campaign Management Limited acquired net operating loss has no expiration, but its usage is limited to income generated by former DoubleClick Campaign Management Limited activities. The Company also had available net operating losses for other foreign purposes of $1.5 million, all of which may be carried forward indefinitely. The Company has provided a full valuation allowance against all other deferred tax assets.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred taxes at December 31, 2010 are as follows:

December 31 2010
(In Thousands)
Deferred tax assets:
Net operating loss carryforwards	$26,299
Research and development credit	5,322
Stock options	390
Other	844

Total deferred tax assets	32,855
Deferred tax liabilities:
Amortization of intangible assets	126
Property and equipment	67

Total deferred tax liabilities	193

Net deferred tax asset	32,662
Valuation allowance	(32,662)

Net deferred tax assets	$—

No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries because it is expected that such earnings will be reinvested in these foreign operations indefinitely. It is not practical to estimate the amount of taxes that might be payable on the eventual remittances of such earnings.

8. Convertible Redeemable Preferred Stock

The Company had three series of authorized and outstanding convertible redeemable preferred stock (Preferred Stock) as follows: 9,708,737 shares of Series A Preferred Stock, $0.001 par value per share (the Series A Preferred Stock), 9,480,175 shares of Series A1 Preferred Stock, $0.001 par value per share (the Series A1 Preferred Stock), and 13,982,282 shares of Series A2 Preferred Stock, $0.001 par value per share (the Series A2 Preferred Stock). On May 14, 2008,

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

8. Convertible Redeemable Preferred Stock (continued)

the Company issued and sold 9,803,920 shares of convertible redeemable preferred stock in a private placement (the Series B Preferred Stock). The Company raised approximately $14.9 million (net of $100,000 in estimated offering costs) for the sale of the Series B Preferred Stock. Each share of Series B Preferred Stock was sold at $1.53 per share. Holders of the Company’s Preferred Stock have no contractual obligation to share in the Company’s losses on any objectively determinable basis.

On May 14, 2008, the Company’s Board of Directors approved an increase in the Company’s authorized number of preferred shares from 40,000,000 to 50,000,000 shares.

Conversion

The Series A Preferred Stock is convertible in whole or in part, at the option of the holders thereof, into shares of common stock at an initial conversion price of $2.06 per share of common stock. The Company amended its Certificate of Incorporation in connection with issuance and sale of the Series A1 Preferred Stock to provide that the conversion price of each share of the Series A Preferred Stock be reduced to the initial Series A1 Preferred Stock conversion price, or $1.26, such that each share of Series A Preferred Stock is convertible into approximately 1.63 shares of common stock. Shares of the Series A1 Preferred Stock are convertible in whole or in part, at the option of the holders thereof, into shares of common stock at a conversion price of $1.26 per share of common stock. Shares of the Series A2 Preferred Stock are convertible in whole or in part, at the option of the holders thereof, into shares of common stock at a conversion price of $1.037 per share of common stock. Shares of the Series B Preferred Stock are convertible in whole or in part, at the options of the holders thereof, into shares of common stock at a conversion price of $1.53 per share.

The applicable conversion price of the Company’s preferred stock is subject to adjustment for certain corporate events, including stock splits, stock dividends, recapitalizations and the like, and weighted-average anti-dilution provisions in connection with certain issuances of securities.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

8. Convertible Redeemable Preferred Stock (continued)

Upon the consummation of a qualified public offering of common stock, the Company may require all outstanding shares of Series A Preferred Stock, Series A1 Preferred Stock, Series A2 Preferred Stock, and Series B Preferred Stock to be converted to common stock at the then applicable conversion price. A qualified public offering with respect to the Company’s Preferred Stock is defined as an underwritten public offering, registered pursuant to the Securities Act, in which the Company raises aggregate net proceeds of at least $25.0 million and a per share offering price of at least $3.111.

Redemption

Pursuant to the Series B Preferred Stock offering, the redemption date of all classes of Preferred Stock was changed from December 21, 2010 to May 14, 2012. If, at any time after May 14, 2012, the holders of at least 60% of the Company’s Preferred Stock, together as a separate class and on an as-if converted basis, request in writing, the Company shall redeem all of the shares of the Company’s Preferred Stock at a price per share equal to the respective liquidation value of the Company’s Preferred Stock. The liquidation value is $2.06, $1.26, $1.037, and $1.53 for each share of Series A, Series A1, Series A2, and Series B Preferred Share, respectively.

Voting

Holders of the Company’s Preferred Stock are entitled to vote on all matters submitted to the common shareholders on an as-if converted to common stock basis and are entitled to vote as a separate class on matters related to (i) certain dividends or distributions on the Company’s equity securities; (ii) certain redemptions, purchases, or other acquisitions of the Company’s securities; (iii) the authorization, issuance, or entrance into any agreement for the issuance of securities of the Company (with certain exceptions); (iv) mergers or consolidations; (v) amendments to the Company’s Certificate of Incorporation or by-laws in a manner adverse to the holders of the Company’s Preferred Stock; (vi) certain liquidations, dissolutions, recapitalizations, or reorganizations; and (vii) certain actions that would increase the number of authorized shares of Preferred Stock or adversely affect or otherwise impair the rights or priority of the holders of the Company’s Preferred Stock.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

8. Convertible Redeemable Preferred Stock (continued)

Liquidation

The holders of the Company’s Preferred Stock are entitled to a preference upon liquidation, winding up, or dissolution of the Company. The holders shall receive an amount equal to the greater of 1) the liquidation value of the Company’s Preferred Stock or 2) the amount per share of the Company’s Preferred Stock that would have been payable had each share of Preferred Stock been converted to common stock immediately prior to liquidation. Should the proceeds from a liquidation event not exceed the liquidation value of the Company’s Preferred Stock, then the holders of the Company’s Preferred Stock would be entitled to a ratable distribution of all of the assets of the Company in proportion to the full respective liquidation value of the Company’s Preferred Stock. After these payments to the holders of the Company’s Preferred Stock, the remaining proceeds from the liquidation shall be distributed on a pro rata basis to the holders of the Company’s common stock. As a result of the Teradata acquisition which was completed in January 2011, the Company’s Preferred Stock was liquidated, and the holders received the amount they would have received had their shares been converted to common stock.

9. Stock-Based Compensation

Stock Options

As of December 31, 2010, the Company has an employee stock option plan for which 29,092,933 shares of common stock were authorized and reserved. The plan is available to employees, officers, and directors as determined by the Board of Directors. The plan allows the holder of the option to purchase common stock at the exercise price. The options issued to date upon initiation of service generally vest 20% after one year and then 1/60th each month thereafter such that the options are 100% vested at the end of five years. Subsequent option grants to a participant generally vest over a three-year period. The unexercised stock options terminate on the tenth anniversary date after the date of grant (or on the fifth anniversary if the option holder is a 10% shareholder). As a result of the Teradata acquisition, all unvested and unexercised stock options were vested and cash settled in January 2011.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

9. Stock-Based Compensation (continued)

The Company’s stock option activity and related information is summarized as follows:

	December 31 2010
	Shares	Weighted- Average Exercise Price
Options outstanding, beginning of year	14,529,201	$0.63
Options granted	2,771,671	1.95
Options exercised	215,035	0.48
Options canceled	486,162	0.98

Options outstanding, end of year	16,599,675	0.84

Option price range, end of year	$0.10-3.04
Options available for grant, end of year	852,559
Weighted-average fair value of options granted during the year	$0.83

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

9. Stock-Based Compensation (continued)

The following table summarizes information about the options outstanding at December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2010	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2010	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$0.10 – $0.15	3,022,270	2.82	$0.12	3,022,270	2.82	$0.12
$0.28 – $0.78	9,326,355	5.69	$0.65	8,158,314	5.44	$0.64
$0.88 – $3.04	4,251,050	8.63	$1.76	859,978	6.48	$1.53

During the year ended December 31, 2010, the aggregate intrinsic values of stock option awards exercised was $427,000, determined at the date of option exercise.

The following table summarizes information concerning vested and expected to vest options outstanding:

As of December 31 2010
Number of vested and expected to vest options outstanding	16,599,675
Weighted-average exercise price per share	$.84
Aggregate intrinsic value (in thousands)	$68,594
Weighted-average remaining contractual term (in years)	5.92

10. Shareholders’ Equity

Common Stock

In consideration for consent to approve the private placement of Series A1 Preferred Stock, the holders of Series A Preferred Stock and holders of warrants with dilution protection will be issued an additional 6,164,277 shares of common stock, in the aggregate, upon conversion and/or exercise, as the case may be, in satisfaction of the full anti-dilution provisions of the Series A Preferred Stock and warrants. In addition to shares issuable upon exercise of common

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Equity (continued)

stock options, the number of common shares reserved for issuance in connection with the conversion of Series A, A1, A2, and B Preferred Stock and exercise of warrants 49,139,381 and 833,885, respectively, at December 31, 2010, or 49,973,266 in the aggregate.

Treasury Stock

As of December 31, 2010, there were 611,812 shares held as treasury stock.

Restricted Stock Units

During fiscal 2010, the Company granted restricted stock awards of 1,952,178 shares to some of its officers and directors, pursuant to the Company’s 2007 Stock Option and Incentive Plan. The restricted stock awards will become fully vested in January 2011. The fair value of these restricted stock awards was calculated based upon the fair market value of the Company’s common stock on the date of grant, and the related share-based compensation expense was recorded in 2010. Restricted stock awards are settled only in shares of the Company’s common stock at the end of the restriction period.

Warrants

The following table summarizes the fair value of the Company’s outstanding warrants, which are included in other long-term liabilities in the consolidated balance sheet as of December 31, 2010:

	Exercise Price	Number of Shares Issuable	Fair Value
Warrants to purchase common stock
Warrants issued in conjunction with Series A and A1 Preferred Stock financing	$1.26	4,570	$17,000
Warrants to purchase Series A2 Preferred Stock
Warrants issued in conjunction with financing of the DoubleClick EMS acquisition	1.037	829,315	3,257,000

Total shares issuable		833,885	$3,274,000

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Equity (continued)

Common Stock Warrants

As of December 31, 2010, the Company had issued warrants exercisable for 4,570 shares of common stock. These warrants contain weighted-average dilution provisions and are exercisable at a price of $1.26 per share. Following the Series B Preferred Stock offering, the expiration dates for each common stock warrant originally set to expire on July 18, 2007 were amended to expire on May 14, 2012. The Company accounts for the common stock warrants as liabilities on the consolidated balance sheet and adjusts these to fair value at each balance sheet date. The total change in fair value during 2010 was approximately $589,000 and recorded in other expense in the consolidated statement of operations. The Company utilized the Black-Scholes valuation model to determine the fair value. At December 31, 2010, the Company had used a risk-free rate of 0.3%, average expected life to maturity of 1.7 years, and a weighted-average expected volatility of 51%. The fair value of the outstanding common stock warrants at December 31, 2010 was $17,000.

In May 2010 and December 2010, warrants for 253,460 and 138,795, respectively, were exercised at a price of $1.26 per share. The change in fair value determined on each of the exercise dates was approximately $350,000 and $515,000, respectively.

Preferred Stock Warrants

In 2005, in connection with the DoubleClick EMS acquisition, the Company issued warrants exercisable for a maximum of 829,315 shares of Series A2 Preferred Stock. These warrants are exercisable at a price of $1.037 per share and expire on June 13, 2012. In lieu of exercising these warrants, the holders may convert these warrants, in whole or in part, into a number of Series A2 Preferred Stock determined by dividing the aggregate fair market value of the Series A2 Preferred Stock less the aggregate warrant price per share by the fair market value of one share of Series A2 Preferred Stock. On the closing of an initial public offering, these warrants will convert into warrants to purchase shares of common stock at the then applicable conversion rate for the related preferred stock. The estimated fair value of these warrants was $3.3 million at December 31, 2010.

The Company has accounted for the Preferred Stock warrants as liabilities on the consolidated balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Equity (continued)

The fair value of the above warrants was determined using the Black-Scholes valuation model using the following assumptions:

December 31 2010
Weighted-average risk-free interest rate	0.27%
Weighted-average expected life (in years)	1.7
Expected dividend yield	—
Weighted-average expected volatility	51%

For the year ended December 31, 2010, the Company recorded $2.4 million as other expense for the increase in fair value of the preferred stock warrants. The Company will continue to adjust the liabilities for changes in fair value until the earlier of the exercise of the warrants to purchase shares of preferred stock or the completion of a liquidation event, including the completion of an initial public offering, at which time, the liabilities will be reclassified to stockholders’ equity (deficit) when the warrants are converted to common stock warrants. The fair value of preferred stock warrants was $3.3 million as of December 31, 2010.

Aprimo, Inc.

Notes to Consolidated Financial Statements (continued)

11. 401(k) Retirement Savings Plan

The Company maintains a 401(k) retirement savings plan to provide retirement benefits for substantially all of its employees. Participants in the plan may elect to contribute up to the maximum allowed by the Internal Revenue Code. The Company, at its discretion, may make annual cash contributions to the plan. The Company contributed $383,000 to the plan during the year ended December 31, 2010.